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2017 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of November 1, 2014 by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wells Fargo Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, Wells Fargo Bank, National Association as Certificate Administrator, Wilmington Trust, National Association as Trustee and Pentalpha Surveillance LLC as Senior Trust Advisor relating to the JPMBB Commercial Mortgage Securities Trust 2014-C25, Commercial Mortgage Pass-Through Certificates, Series 2014-C25  (JPMBB 2014-C25)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”) herein certifies to the following:

1.        All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.        A review of the servicing activities and performance by the Special Servicer for the period of January 1, 2017 to December 31, 2017 (the “Reporting Period”) in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3.        To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by: /s/ Adam Singer                                                 Date: March 1, 2018

Adam Singer, Managing Director